EXHIBIT 99.1

Grace News

Media Relations	Investor Relations
Andrea Greenan	Susette Smith
T + 1 410.531.4391	T + 1 410.531.4590
E andrea.greenan@grace.com	E susette.smith@grace.com

GRACE REPORTS THIRD QUARTER FINANCIAL RESULTS

COLUMBIA, Maryland, October 23, 2008 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the third quarter ended September 30, 2008. Highlights are as follows:

•                 Sales for the third quarter were $889.4 million compared with $783.1 million in the prior year quarter, a 13.6% increase (9.0% before the effects of currency translation).  The sales increase was attributable primarily to higher selling prices in response to rising raw materials costs in both operating segments and favorable currency translation.  Price increases yielded approximately $50 million in the third quarter, increasing sales by 6.4% over the prior year quarter.  Sales were up 13.4% in North America, 4.4% in Europe Africa, 36.1% in Asia Pacific and 18.8% in Latin America.

•                 Net income for the third quarter was $28.3 million, or $0.39 per diluted share, compared with net income of $19.1 million, or $0.27 per diluted share, in the prior year quarter. The 2008 and 2007 results were negatively affected by Chapter 11 expenses, litigation and other matters not related to core operations.  Excluding Chapter 11 expenses, the loss on noncore activities, and their tax effects, net income would have been $46.9 million for the third quarter of 2008 compared with $40.5 million calculated on the same basis for the prior year quarter, a 15.8% increase.

•                 Pre-tax income from core operations was $82.4 million in the third quarter compared with $78.0 million in the prior year quarter, a 5.6% increase.  Inflation on raw materials and energy costs totaled approximately $50 million in the third quarter, increasing costs approximately 18% when compared with the prior year quarter.

•                 Sales for the nine months ended September 30, 2008 were $2,548.6 million compared with $2,311.5 million for the comparable prior year period, a 10.3% increase (5.1%

before the effects of currency translation).  Net income for the nine months ended September 30, 2008 was $78.1 million, or $1.07 per diluted share, compared with $51.6 million, or $0.72 per diluted share for the comparable prior year period.  Excluding Chapter 11 expenses, the loss on noncore activities, and their tax effects, net income would have been $142.4 million for the nine months ended September 30, 2008 compared with $123.8 million calculated on the same basis for the comparable prior year period, a 15.0% increase.  Pre-tax income from core operations was $252.3 million for the nine months ended September 30, 2008, up 4.1% from the comparable prior year period.  Price increases totaled approximately $100 million in the nine months ended September 30, 2008, increasing sales approximately 4.3% when compared with the comparable prior year period.  Inflation on raw materials and energy costs totaled approximately $110 million in the nine months ended September 30, 2008, increasing costs approximately 13% when compared with the comparable prior year period.

•                 During the third quarter of 2008, Grace changed its accounting policy for inventories in the U.S. from LIFO to FIFO in order to provide a consistent, global inventory accounting standard. Grace has applied the change retrospectively and restated all periods presented in this press release.

“We delivered good results in a tough economic environment”, said Fred Festa, Grace’s Chairman, President and Chief Executive Officer.  “We have made significant progress improving prices in response to unprecedented increases in raw material costs.  We are focused on executing our strategic plans and expect our diverse business and geographic position, and our integrated operating company approach, to enable us to continue delivering value to our customers in a period of increased volatility.”

CORE OPERATIONS

Grace Davison

Third quarter sales for the Grace Davison operating segment, which includes specialty catalysts and materials used in a wide range of industrial applications, were $579.7 million, up 17.9% from the prior year quarter.  Sales of this operating segment are reported by product group as follows:

•                 Refining Technologies – sales of catalysts and chemical additives used by petroleum refineries were $305.3 million in the third quarter, up 33.4% from the prior year quarter.  Third quarter sales in the product group were favorably affected by strong order patterns for hydroprocessing catalysts, price increases in fluid cracking and hydroprocessing catalysts, and by favorable foreign currency translation.

•                 Materials Technologies – sales of engineered materials, coatings and sealants used in numerous industrial, consumer and packaging applications were $183.4 million in the third quarter, up 8.1% from the prior year quarter.  Third quarter sales in the product group were favorably affected by foreign currency translation and pricing actions taken to offset inflation. Volumes in this product group were down from the prior year quarter due to lower customer demand, primarily in Europe.

•                 Specialty Technologies – sales of highly specialized catalysts and materials used in unique or proprietary applications and markets were $91.0 million in the third quarter, down 2.2% from the prior year quarter and up 1.2% after excluding prior year sales of a product line divested in 2007.  Sales in the product group were unfavorably affected by Hurricane Ike, and by lower demand in Europe, the Middle East, and Asia.

Pre-tax operating income of Grace Davison for the third quarter was $62.2 million compared with $60.9 million in the prior year quarter, a 2.1% increase.  Pricing actions initiated early in the quarter across all product groups began yielding significant benefits by the end of the quarter.  However, pre-tax operating income for the third quarter was negatively affected by continued high raw material cost inflation, lost sales and higher production costs due to Hurricanes Gustav and Ike, and isolated product-specific operational issues which were resolved in the quarter.  Operating margin was 10.7% compared with 12.4% in the prior year quarter.

Sales of the Grace Davison operating segment for the nine months ended September 30, 2008 were $1,661.6 million, up 12.0% over the comparable prior year period.  Pre-tax operating income for the nine months ended September 30, 2008 was $209.8 million, a 5.4% increase over the comparable prior year period, with operating margins at 12.6%, for the nine months ended September 30, 2008 compared with 13.4% for the comparable prior year period.  Year-to-date operating results reflect continuing inflationary pressures.

Grace Construction Products

Third quarter sales for the Grace Construction Products operating segment, which includes specialty chemicals and building materials used in commercial, infrastructure and residential construction, were $309.7 million, up 6.2% from the prior year quarter. Sales in the third quarter were favorably affected by higher selling prices in all major geographic regions and product lines and by foreign currency translation.  Sales of this operating segment are reported by geographic region as follows:

•                 Americas – sales of products to customers in North, Central and South America were $164.4 million in the third quarter, up 6.1% from the prior year quarter.  Third quarter sales of Grace Construction Products in the U.S. were up 1.6% over the prior year period.  Lower sales of concrete and cement additives were more than offset by sales of waterproofing products and the impact of pricing actions across all product lines in the U.S.  The U.S. commercial construction market slowed during the third quarter.

•                 Europe – sales of products to customers in Eastern and Western Europe, the Middle East, Africa and India were $106.1 million in the third quarter, up 7.0% from the prior year quarter.  Growth in the Middle East and Eastern Europe was offset by weakness in Western Europe, where housing market corrections as well as softness in commercial construction unfavorably affected third quarter sales.

•                 Asia – sales of products to customers in Asia (excluding India), Pacific Rim countries, Australia and New Zealand were $39.2 million in the third quarter, up 4.5% from the prior year quarter.

Pre-tax operating income of Grace Construction Products for the third quarter was $44.9 million compared with $44.3 million for the prior year quarter, a 1.4% increase.  Price increases and productivity gains offset the impact of higher raw material costs and decreased volumes.  Operating margin in third quarter was 14.5%, compared with 15.2% in the prior year quarter.

Sales of the Grace Construction Products operating segment for the nine months ended September 30, 2008 were $887.0 million, up 7.1% over the comparable prior year period.  Pre-tax operating income for the nine months ended September 30, 2008 was $114.9 million compared with $117.8 million for the comparable prior year period, a 2.5% decrease, reflecting continued weakness in the U.S. construction market, raw material cost inflation, and second quarter severance costs.  Operating margin of 13.0% for the nine months ended September 30, 2008 was down 1.2 percentage points compared with the comparable prior year period.

Corporate Operating Costs

Corporate costs related to core operations were $24.7 million in the third quarter of 2008 compared with $27.2 million in the prior year quarter, a decrease of 9.2%, primarily due to lower expenses for pensions and other employment-related costs. Year-to-date corporate costs related to core operations were $72.4 million compared with $74.5 million in the first nine months of 2007, a decrease of 2.8%.

PRE-TAX INCOME (LOSS) FROM NONCORE ACTIVITIES

Noncore activities (as reflected in the attached Segment Basis Analysis) includes events and transactions not directly related to the generation of operating revenue or the support of core operations. The pre-tax loss from noncore activities was $33.9 million in the third quarter of 2008 compared with a loss of $13.3 million in the prior year quarter, and $47.2 million year-to-date 2008 compared with $39.5 million in the first nine months of 2007. The higher year-to-date loss is principally due to changes in foreign currency translation on intercompany loans net of hedge contract gains as well as higher legal costs related to the noncore matters.

INTEREST AND INCOME TAXES

Interest expense was $13.1 million for the quarter ended September 30, 2008, compared with $17.3 million for the comparable period in 2007, and $42.8 million year-to-date in 2008 compared with $57.1 million in the first nine months of last year. The change in interest expense is attributable to reductions in the prime rate and reduced interest accruals for certain pre-petition environmental obligations. The annualized weighted average interest rate on pre-petition obligations for the quarter was 4.7%.

Income taxes are recorded at a global effective rate of approximately 33% before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.  Income taxes related to foreign jurisdictions are generally paid in cash, while Grace expects taxable income in the United States will be offset by available tax deductions.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.–Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in order to resolve Grace’s asbestos-related liabilities.

On September 19, 2008, Grace filed a Joint Plan of Reorganization (the “Plan”) as well as several associated documents, including a disclosure statement, with the Bankruptcy Court. The Official Committee of Asbestos Personal Injury Claimants (the “PI Committee”), the Representative for Future Asbestos Personal Injury Claimants (the “PI FCR”), and the Official Committee of Equity Security Holders are co-proponents of the Plan.  The Plan supersedes the plans of reorganization previously filed by Grace and the PI Committee and the PI FCR.  The committee representing general unsecured creditors and the Official Committee of Asbestos Property Damage Claimants are not co-proponents of the Plan.  The Plan is consistent with the terms of the previously announced asbestos personal injury settlement and requires the establishment of two asbestos trusts under Section 524(g) of the United States Bankruptcy Code to which all present and future asbestos-related claims would be channeled.  Bankruptcy Court approval of the disclosure statement is required before votes on the Plan can be solicited.  A hearing on the disclosure statement is scheduled to begin on October 27, 2008 and a confirmation hearing is currently scheduled to begin on March 9, 2009.  The Plan is subject to the satisfaction of a number of conditions, including the availability of exit financing and the approval of both the Bankruptcy Court and United States District Court for the District of Delaware.

Most of Grace’s noncore liabilities and contingencies (including asbestos-related litigation, environmental claims and other obligations) are subject to compromise under the Chapter 11 process.  Grace has not revised its accounting to reflect the PI Settlement or the filing of the Plan.  The resolution of Grace’s asbestos-related liabilities and other unresolved claims under the Plan would result in allowable claims that differ from amounts recorded as part of liabilities subject to compromise as of September 30, 2008.  Grace expects to adjust its recorded asbestos-related liability as material conditions to the Plan are satisfied.  Such adjustments may be material to Grace’s consolidated financial position and results of operations.

Expenses related to Grace’s Chapter 11 proceedings, net of filing entity interest income, were $12.0 million in the third quarter compared with $21.3 million in the prior year quarter.

CASH FLOW AND LIQUIDITY

Grace’s net cash used for operating activities for the nine months ended September 30, 2008 was $182.0 million compared with net cash provided by operating activities of $65.8 million for the prior year period. The change in net cash flow from operating activities was primarily attributable to a payment of $250 million related to the previously announced settlement of environmental claims relating to Grace’s former operations in Libby, Montana.  Net cash used for investing activities was $23.9 million for the nine months ended September 30, 2008.

At September 30, 2008, Grace had available liquidity of approximately $562.8 million, consisting of $325.2 million in cash and cash equivalents, $35.1 million in short-term investment securities, $30.8 million in net cash value of life insurance policies, approximately $73.3 million of available credit under various non-U.S. credit facilities and approximately $98.4 million of available credit under its $165.0 million debtor-in-possession (“DIP”) facility.  Grace believes that these sources and amounts of liquidity are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings until a plan of reorganization is confirmed and Grace emerges from bankruptcy.  Grace is exploring sources of new financing of up to $1.5 billion to fund the Plan.

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Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. With annual sales of more than $3.1 billion, Grace has about 6,400 employees and operations in over 40 countries.  For more information, visit Grace’s web site at www.grace.com.

*   *   *   *   *

This announcement contains forward-looking statements, that is, information related to future, not past, events.  Such information generally includes the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues” or similar expressions.  For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Grace is subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements or that could cause other forward-looking information to prove incorrect.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace’s bankruptcy and proposed plan of reorganization, Grace’s recent settlement with certain creditors, Grace’s legal proceedings (especially the Montana criminal proceeding and environmental proceedings), the cost and availability of raw materials and energy, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially, security, regulation and currency risks and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

W. R. Grace & Co.

Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In millions, except per share amounts	2008	2007	2008	2007

Net sales	$889.4	$783.1	$2,548.6	$2,311.5

Cost of goods sold	633.4	532.6	1,777.2	1,564.7
Selling, general and administrative expenses	150.8	150.6	447.2	431.8
Research and development expenses	20.5	20.4	63.4	57.8
Defined benefit pension expense	14.1	13.1	42.4	38.9
Interest expense and related financing costs	13.1	17.3	42.8	57.1
Provision for environmental remediation	2.9	—	8.8	12.0
Provision for asbestos-related litigation, net of insurance	—	—	—	—
Chapter 11 expenses, net of interest income	12.0	21.3	48.4	62.7
Other (income) expense, net	14.5	(4.9)	(10.0)	(20.6)
	861.3	750.4	2,420.2	2,204.4
Income before income taxes and minority interest	28.1	32.7	128.4	107.1
Provision for income taxes	4.2	(8.6)	(38.9)	(36.7)
Minority interest in consolidated entities	(4.0)	(5.0)	(11.4)	(18.8)
Net income	$28.3	$19.1	$78.1	$51.6

Basic earnings per share:
Net income	$0.39	$0.27	$1.08	$0.74
Weighted average number of basic shares	72.2	70.2	72.0	69.9

Diluted earnings per share:
Net income	$0.39	$0.27	$1.07	$0.72
Weighted average number of diluted shares	72.8	71.5	72.7	71.5

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace’s Quarterly Report on Form 10-Q. Any changes will be reflected in the Form 10-Q and promptly disclosed publicly, if material.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding

Noncore Activities and Chapter 11 Expenses, net (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2008		September 30, 2008
In millions	2008	2007	2008	2007

Net income	$28.3	$19.1	$78.1	$51.6
Adjustments:
Pre-tax loss from noncore activities	33.9	13.3	47.2	39.5
Chapter 11 expenses, net	12.0	21.3	48.4	62.7
Tax effects of noncore and Chapter 11 items	(27.3)	(13.2)	(31.3)	(30.0)
Net income (loss) excluding noncore activities and Chapter 11 expenses, net	$46.9	$40.5	$142.4	$123.8

Note: Net income excluding noncore activities and Chapter 11 expenses, net does not purport to represent an income or cash flow measure as defined under United States generally accepted accounting principles, and should not be considered an alternative to net income as an indicator of Grace’s performance.  This measure is presented to distinguish the net results of Grace’s current business base from the net results of Grace’s past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

W. R. Grace & Co.

Consolidated Analysis of Continuing Operations

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
In millions	2008	2007	% Change		2008	2007	% Change
Net Sales:
Grace Davison	$579.7	$491.5	17.9%		$1,661.6	$1,483.3	12.0%
Refining Technologies	305.3	228.9	33.4%		828.0	705.0	17.4%
Materials Technologies	183.4	169.6	8.1%		548.3	499.3	9.8%
Specialty Technologies	91.0	93.0	(2.2)%		285.3	279.0	2.3%

Grace Construction Products	309.7	291.6	6.2%		887.0	828.2	7.1%
Americas	164.4	154.9	6.1%		460.3	442.4	4.0%
Europe	106.1	99.2	7.0%		317.1	283.6	11.8%
Asia	39.2	37.5	4.5%		109.6	102.2	7.2%
Total Grace net sales	$889.4	$783.1	13.6%		$2,548.6	$2,311.5	10.3%
Pre-tax operating income:
Grace Davison	$62.2	$60.9	2.1%		$209.8	$199.0	5.4%
Grace Construction Products	44.9	44.3	1.4%		114.9	117.8	(2.5)%
Corporate costs	(24.7)	(27.2)	9.2%		(72.4)	(74.5)	2.8%
Pre-tax income from core operations (a)	82.4	78.0	5.6%		252.3	242.3	4.1%
Pre-tax loss from noncore activities (a)	(33.9)	(13.3)	(154.9)%		(47.2)	(39.5)	(19.5)%
Interest expense	(13.1)	(17.3)	24.3%		(42.8)	(57.1)	25.0%
Interest income	0.7	1.6	(56.3)%		3.1	5.3	(41.5)%
Income before Chapter 11 expenses and income taxes	36.1	49.0	(26.3)%		165.4	151.0	9.5%
Chapter 11 expenses, net of interest income	(12.0)	(21.3)	43.7%		(48.4)	(62.7)	22.8%
Provision for income taxes	4.2	(8.6)	148.8%		(38.9)	(36.7)	(6.0)%

Net income	$28.3	$19.1	48.2%		$78.1	$51.6	51.4%

Key Financial Measures:
Pre-tax income from core operations as a percentage of sales:
Grace Davison	10.7%	12.4%	(1.7	) pts	12.6%	13.4%	(0.8	) pts
Grace Construction Products	14.5%	15.2%	(0.7	) pts	13.0%	14.2%	(1.2	) pts
Total Core Operations	9.3%	10.0%	(0.7	) pts	9.9%	10.5%	(0.6	) pts
Total Core Operations adjusted for profit sharing of joint ventures (b)	9.7%	10.6%	(0.9	) pts	10.3%	11.3%	(1.0	) pts

Pre-tax income from core operations before depreciation and amortization (a)	$112.3	$106.3	5.6%		$343.1	$325.8	5.3%
As a percentage of sales	12.6%	13.6%	(1.0	) pts	13.5%	14.1%	(0.6	) pts
Depreciation and amortization	$29.9	$28.3	(5.7)%		$90.8	$83.5	(8.7)%

Gross profit percentage (sales less cost of goods sold as a percent of sales) (c):
Grace Davison	25.5%	29.0%	(3.5	) pts	28.0%	29.9%	(1.9	) pts
Grace Construction Products	35.1%	37.7%	(2.6	) pts	35.1%	37.1%	(2.0	) pts
Total Grace	28.8%	32.0%	(3.2	) pts	30.3%	32.3%	(2.0	) pts
Net Sales by Region:
North America	$321.5	$283.6	13.4%		$895.8	$827.1	8.3%
Europe Africa	338.1	324.0	4.4%		1,029.2	953.4	8.0%
Asia Pacific	167.8	123.3	36.1%		455.1	382.3	19.0%
Latin America	62.0	52.2	18.8%		168.5	148.7	13.3%
	$889.4	$783.1	13.6%		$2,548.6	$2,311.5	10.3%

Note (a): In the above chart, as well as the financial discussion in other parts of this earnings release, Grace presents its financial results of operations by operating segment and between “core operations” and “noncore activities”. Core operations comprise the financial results of Grace Davison, Grace Construction Products and the cost of corporate activities that directly or indirectly support business operations.  In contrast, noncore activities comprise all other events and transactions not directly related to the generation of operating revenue or the support of core operations and generally relate to Grace’s former operations and products. Grace uses pre-tax income from core operations as the performance factor in determining certain incentive compensation and as the profitability factor in all significant business decisions. Pre-tax income from core operations, pre-tax loss from noncore activities, pre-tax income from core operations as a percentage of sales, and pre-tax income from core operations before depreciation and amortization do not purport to represent income or cash flow measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish operating results of Grace’s current business base from the income and expenses of past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

Note (b): Reflects the add-back of minority interest expense.

Note (c): Includes depreciation and amortization related to manufacturing of products.

W. R. Grace & Co.

Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
In millions	2008	2007
Operating Activities

Net income	$78.1	$51.6
Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	90.8	83.5
Chapter 11 expenses, net of interest income	48.4	62.7
Provision for income taxes	38.9	36.7
Income taxes paid, net of refunds	(39.1)	(35.8)
Minority interest in consolidated entities	11.4	18.8
Dividends paid to minority interests in consolidated entities	(13.3)	(12.0)
Interest accrued on pre-petition liabilities subject to compromise	38.8	56.2
Net (gain) loss on sales of investments and disposals of assets	0.3	(2.8)
Defined benefit pension expense	42.4	38.9
Payments under defined benefit pension arrangements	(57.4)	(85.5)
Net payments under postretirement benefit plans	(4.7)	(4.6)
Net income from life insurance policies	(2.0)	(3.0)
Provision for uncollectible receivables	0.8	(0.4)
Provision for environmental remediation	8.8	12.0
Expenditures for environmental remediation	(3.7)	(7.1)
Expenditures for retained obligations of divested businesses	(0.1)	(0.8)
Changes in assets and liabilities, excluding effect of foreign currency translation:
Working capital items (trade accounts receivable, inventories, and accounts payable)	(75.8)	(69.1)
Other accruals and non-cash items	(40.1)	(7.3)
Net cash provided by operating activities before Chapter 11 expenses and settlements	122.5	132.0
Cash paid to resolve contingencies subject to Chapter 11	(251.6)	(10.3)
Chapter 11 expenses paid	(52.9)	(55.9)
Net cash provided by (used for) operating activities	(182.0)	65.8
Investing Activities
Capital expenditures	(93.1)	(89.8)
Investments in short-term debt securities	—	(25.0)
Proceeds from sales of investment securities	61.5	—
Cash proceeds from sale of business	—	21.8
Purchase of equity investment	(3.0)	(6.3)
Businesses acquired, net of cash acquired	—	(5.5)
Proceeds from termination of life insurance policies	8.1	—
Net investment in life insurance policies	(0.2)	(1.2)
Proceeds from disposals of assets	2.8	5.5
Net cash (used for) investing activities	(23.9)	(100.5)
Financing Activities
Proceeds from life insurance policy loans	40.0	(0.1)
Net (repayments) borrowings under credit arrangements	1.5	0.7
Fees paid under debtor-in-possession credit facility	(1.6)	(2.0)
Proceeds from exercise of stock options	9.6	20.2
Net cash provided by (used for) financing activities	49.5	18.8
Effect of currency exchange rate changes on cash and cash equivalents	1.1	14.6
Increase (decrease) in cash and cash equivalents	(155.3)	(1.3)
Cash and cash equivalents, beginning of period	480.5	536.3
Cash and cash equivalents, end of period	$325.2	$535.0

W. R. Grace & Co.

Consolidated Balance Sheets

	September 30,	December 31,
In millions	2008	2007

ASSETS
Current Assets
Cash and cash equivalents	$325.2	$480.5
Investment securities	35.1	98.3
Cash value of life insurance policies, net of policy loans	30.8	77.1
Trade accounts receivable, less allowance of $4.6 (2007- $5.2)	531.1	500.6
Inventories	431.4	362.9
Deferred income taxes	48.7	37.7
Other current assets	84.9	80.8
Total Current Assets	1,487.2	1,637.9

Properties and equipment, net	710.1	706.1
Goodwill	122.0	122.3
Cash value of life insurance policies, net of policy loans	4.3	3.9
Deferred income taxes	723.6	747.5
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	64.8	54.1
Other assets	142.2	136.6
Total Assets	$3,754.2	$3,908.4

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$6.1	$4.7
Accounts payable	219.4	191.3
Other current liabilities	292.1	325.1
Total Current Liabilities	517.6	521.1

Debt payable after one year	0.3	0.3
Deferred income taxes	33.3	32.7
Minority interest in consolidated entities	69.7	73.2
Underfunded defined benefit pension plans	173.1	169.1
Unfunded defined benefit pension plans	121.8	137.9
Other liabilities	37.0	46.2
Total Liabilities Not Subject to Compromise	952.8	980.5

Liabilities Subject to Compromise
Pre-petition bank debt plus accrued interest	815.2	783.0
Drawn letters of credit plus accrued interest	30.0	26.9
Income tax contingencies	88.7	89.3
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	148.1	368.6
Postretirement benefits	151.3	172.7
Other liabilities and accrued interest	116.7	137.0
Total Liabilities Subject to Compromise	3,050.0	3,277.5
Total Liabilities	4,002.8	4,258.0

Shareholders’ Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	434.9	431.5
Accumulated deficit	(290.0)	(368.1)
Treasury stock, at cost	(57.4)	(63.7)
Accumulated other comprehensive income (loss)	(336.9)	(350.1)
Total Shareholders’ Equity (Deficit)	(248.6)	(349.6)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,754.2	$3,908.4